Exhibit 99.1
Porter Bancorp Closes Private Placement of Common Stock
Issues 4 Million Shares; Raises $5.0 Million New Capital
LOUISVILLE, Ky.--(BUSINESS WIRE)--April 18, 2016--Porter Bancorp, Inc. (NASDAQ: PBIB) reported today the completion of a private placement of common stock on April 15, 2016. In the transaction, the Company issued 2.9 million common shares and 1.1 million non-voting common shares at $1.25 each resulting in total proceeds of $5.0 million. Approximately $2.8 million of the proceeds were directed by investors to make interest payments and bring current the Company’s trust preferred securities which had been in deferral since 2011. The balance of the proceeds will be used for general corporate purposes and to support the Company’s wholly-owned subsidiary, PBI Bank.
Among the accredited investors participating in the transaction were John T. Taylor, our CEO, and Directors Bradford T. Ray and James M. Parsons. Frost Brown Todd served as the Company’s legal advisor in this transaction. After the transaction, the Company had issued and outstanding 22,986,177 common shares and 7,958,000 non-voting common shares.
John T. Taylor, President and CEO of the Company noted, “We are pleased to report the completion of this capital raise to support our operations as well as the bringing current of our interest obligations on our junior subordinated debt by our investors. I am appreciative of the continued support of our shareholders, directors, associates, and most importantly, our customers.”
About Porter Bancorp, Inc.
Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. PBI Bank is a traditional community bank with a wide range of personal and business banking products and services.
Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.
CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
 Chief Executive Officer